                                                                       EXHIBIT 8



                                _________, 1998



Board of Directors
Cecil Bancorp, Inc.
127 North Street
Elkton, Maryland  21921-5547

Board of Directors
Columbian Bank, A Federal Savings Bank
303 - 307 St. John Street
Havre De Grace, Maryland  21078

     Re:  Certain Material Federal Income Tax Consequences Relating
          to the Acquisition of Columbian Bank, A Federal Savings Bank, Havre De Grace, Maryland
          -------------------------------------------------------------

Ladies and Gentlemen:

     We are rendering this opinion to you at your request and in our capacity as special counsel to Cecil Bancorp, Inc. ("Cecil"), a Maryland corporation headquartered in Elkton, Maryland in connection with the Reorganization and Merger Agreement dated as of May 29, 1998 (the "Agreement"), entered into between Cecil and Columbian Bank, A Federal Savings Bank ("Columbian"), a federal savings bank headquartered in Havre De Grace, Maryland. Terms used herein, whether capitalized or not, shall have the meanings given to them in the Agreement.

     The following transactions will occur pursuant to the Agreement:

     1. Cecil will organize Columbian Interim Federal Savings Bank ("NewSub") as a wholly-owned interim federal savings bank subsidiary of Cecil;

     2.   NewSub will be merged with and into Columbian (the "Merger");

     3. Each issued and outstanding share of common stock of Columbian, par value $1.00 per share ("Columbian Common Stock"), shall automatically be converted into a number of shares of common stock of Cecil, par value $.01 per share ("Cecil Common Stock") according to the Exchange Ratio as specified in
Section 1.5(a) of the Agreement, and cash for fractional shares;
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Board of Directors
Cecil Bancorp, Inc.
Board of Directors
Columbian Bank, A Federal
  Savings Bank
_______________, 1998
Page 2


     4. Each issued and outstanding share of NewSub common stock shall be converted into an equal number of newly issued shares of Columbian Common Stock, all of which shall be owned by Cecil; and

     5. Columbian will survive the Merger and will operate as a wholly-owned subsidiary of Cecil under its present name and title with its own board of directors for a period of at least three years thereafter.

     We are rendering this opinion pursuant to Section 5.1(e) of the Agreement. For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, including but not limited to the Agreement; the Affidavit of Representations dated __________, 1998 provided to us by Cecil; the Affidavit of Representation dated __________, 1998 provided to us by the Columbian; and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below.

      In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

     In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Agreement will be consummated strictly in accordance with the Agreement.

     Based solely upon and subject to the foregoing, it is our opinion that, under presently applicable law:

               (i) provided the proposed merger of NewSub with and into Columbian qualifies under federal law, the Merger will qualify as a "reorganization" under Section 368(a) of the Code, and Cecil, NewSub, and Columbian will be parties to the reorganization;

               (ii) no gain or loss will be recognized by Cecil, NewSub, or Columbian by reason of the Merger;

               (iii) no gain or loss will be recognized by stockholders of Columbian in the Merger to the extent they receive solely shares of Cecil Common Stock in exchange for their shares of Columbian Common Stock;
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Board of Directors
Cecil Bancorp, Inc.
Board of Directors
Columbian Bank, A Federal
  Savings Bank
_______________, 1998
Page 3


               (iv) the gain, if any, to be realized by a Columbian stockholder who receives Cecil Common Stock and cash (in lieu of fractional shares) in exchange for Columbian Common Stock should be recognized, but not in excess of the amount of cash received; and

               (v) when cash is received by a dissenting stockholder of Columbian, such cash will be treated as received by the dissenting stockholder as a distribution in redemption of the stockholder's Columbian Common Stock, subject to the provisions and limitations of
          Section 302 of the Code.

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other federal tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Merger. Prior to that time, we undertake to update or supplement our opinion in the event of a material change in the federal income tax consequences set forth above and to file such revised opinion as an exhibit to the Agreement. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement on Form S-4 of which the Proxy Statement/ Prospectus is a part and the reference to our firm in the Proxy Statement/ Prospectus under the headings "Summary--The Merger--Federal Income Tax Consequences, "The Merger--Federal Income Tax Consequences, and "Legal Matters".

                              Very truly yours,

                              HOUSLEY KANTARIAN & BRONSTEIN, P.C.



                              By:_________________________________________
                                    Leonard S. Volin